UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2015

Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

001-32942
(Commission File Number)

Nevada (State or Other Jurisdiction of Incorporation)	41-1781991 (I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042
(Address of Principal Executive Offices)

(713) 935-0122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities.
Over the past several months, the Company has conducted a strategic review of its oilfield technology operations operated within its NGS Technologies subsidiary (“NGST”) and marketed as Gas Assisted Rod Pump, or GARP®. In addition to the task of marketing a new technology, the prolonged downturn in commodity prices, which appears likely to extend into calendar 2016 and potentially beyond, has increased the challenge of commercializing GARP®. Furthermore, the ownership of this technology by an oil producer, such as Evolution, creates a potential conflict of interest as we may appear to be in competition with the customers for our GARP® technology. From a strategic standpoint, we have always viewed this operation as a candidate for an ultimate spinoff or sale in order to maximize the value for our shareholders. Our goal with the strategic review has been to enhance the potential for the success of GARP® and reduce our related capital and operating expenditures, while retaining an interest in the potential upside from the future success of this technology for our shareholders.
As a result of this review, on December 3, 2015, Company management recommended and the Board has approved a majority transfer of our GARP® oilfield technology operations to the NGST employees, including the lead executive and inventor of the technology, Daryl Mazzanti, who is currently our Senior Vice President of Operations. Evolution will retain a minority equity interest in NGST and will have the option to convert part of our initial funding into a substantially increased equity stake in the future. In addition, the Company will retain a 5% royalty on all future gross revenues associated with the GARP® technology. The three Evolution employees who have primary responsibilities for our GARP® operations, including Daryl Mazzanti, a GARP® sales engineer and a field superintendent, will become full-time employees of NGST and will cease to be employees of Evolution.
The separation of NGST is expected to reduce the Company’s ongoing general and administrative costs by approximately $1 million per year. The combined costs of severance and other related expenses are expected to result in a one-time restructuring charge in the second fiscal quarter ended December 31, 2015, with a preliminary estimate of approximately $0.7 million. The specific terms of the transaction are subject to definitive legal agreements, and certain provisions may be modified for legal, tax, accounting or other business purposes. At present we expect to complete the separation by December 31, 2015. The above estimates are subject to revision accordingly.
See Exhibit 99.1 for the related news release.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On December 3, 2015, following the Company’s Annual Shareholder Meeting the Board of Directors approved executive promotions pursuant to its succession plan. Such appointments will be effective on January 1, 2016.
Randy Keys, the current President and Chief Financial Officer, has been appointed President and Chief Executive Officer. Randy joined the Company in January 2014 as Senior Vice President and CFO and was appointed to the additional position of President in September 2014. He has served as an executive officer for several energy companies in his distinguished career. This appointment is part of the planned transition of the leadership team of Evolution, which began last year with Randy’s promotion to the dual role of President and Chief Financial Officer. For a more detailed description of Mr. Keys’ background and experience, please see the Company’s proxy statement filed with the Securities and Exchange Commission on October 28, 2015, which description is incorporated herein by reference.
Robert Herlin, the current Chief Executive Officer, Board Chair and co-founder of the Company, will continue to serve as Executive Chairman of the Board and will work closely with the management team on strategic and litigation issues. For a more detailed description of Mr. Herlin's background and experience, please see the Company’s proxy statement filed with the Securities and Exchange Commission on October 28, 2015, which description is incorporated herein by reference.
David Joe, the current Vice President, Controller, Chief Administrative Officer and Corporate Secretary, has been appointed Senior Vice President, Chief Financial Officer and Treasurer, and will serve as the Principal Financial Officer. David joined the Company in 2005 as Accounting Manager, was promoted to Controller and Corporate Secretary in 2007 and in 2014 was given the additional responsibilities of Vice President and Chief Administrative Officer. He was the third employee of the Company, joining shortly after its founding, and has been an instrumental part of our overall growth. For a more detailed description of Mr. Joe's background and experience, please see the Company’s proxy statement filed with the Securities and Exchange Commission on October 28, 2015, which description is incorporated herein by reference.
Karon Mueller, our current Accounting Manager, has been appointed Controller and Corporate Secretary. A Texas CPA, she joined the Company in July 2014 after a long career in the energy industry.
Rod Schultz (66), our current Director of SEC Reporting and Taxation, has been appointed to the additional role of Chief Accounting Officer and will serve as Principal Accounting Officer. He has been with the Company since 2011. From 2006 until joining the Company, Mr. Schultz was a financial consultant engaged in interim CFO and controller engagements. With over 35 years of experience in accounting and finance, highlights of his career include CFO of Telescan, Inc., CFO of MES, Inc. and consulting engagements at a mix of public and private companies including VP of Finance at Vitality Beverages, Inc., Controller at Lodgian, Inc., CFO at Mitcham Industries, Inc., and Controller at Baker Energy. Mr. Schultz, a CPA in Texas, earned a BA from Colby College and an MS in Accounting from Syracuse University.
See Exhibit 99.1 for the related news release.
Mr. Keys will receive a base salary effective January 1, 2016 of $315,000 per year. He will be eligible for an annual short-term incentive award with a target of 100% of his base salary, subject to the assessment of his performance and the achievement of performance goals as specified by the Board of Directors. Mr. Keys received a long-term incentive plan (LTIP) award of 97,586 shares of restricted common stock under the Company’s Amended and Restated 2004 Stock Plan. This award also provides for the contingent issuance of an additional 25,862 shares based the achievement of stretch performance targets.
Mr. Herlin will receive a base salary effective January 1, 2016 of $210,000 per year. He will be eligible for an annual short-term incentive award with a target of 100% of his base salary, subject to the assessment of his performance and the achievement of performance goals as specified by the Board of Directors. Mr. Herlin received an LTIP award of 51,724 shares of restricted common stock. This award also provides for the contingent issuance of an additional 17,242 shares based the achievement of stretch performance targets.
Mr. Joe will receive a base salary effective January 1, 2016 of $220,000 per year. He will be eligible for an annual short-term incentive award with a target of 75% of his base salary, subject to the assessment of his performance and the achievement of performance goals as specified by the Board of Directors. Mr. Joe received an LTIP award of 51,125 shares of restricted common stock. This award also provides for the contingent issuance of an additional 12,042 shares based the achievement of stretch performance targets.
The vesting of the above LTIP awards is be based on two variable performance factors, including (1) a net income target and (2) a comparison of the Company’s total stock return relative to an equity market index for the exploration and production industry and also includes a provision for vesting of part of the shares over time, based on service to the Company. The awards expire four years from the date of grant if the performance targets are not met.
Ms. Mueller and Mr. Schultz are not considered Named Executive Officers for compensation disclosure purposes.
All officers receive customary vacation, health insurance, and other benefits available to other employees, are eligible to participate in the Company’s 401(k) plan, and are also covered by the Company’s Change in Control Severance Policy.
Item 5.07 Submission of Matters to a Vote of Security Holders.
On December 3, 2015, Evolution Petroleum Corporation (the "Company") held its 2015 Annual Meeting of Stockholders (the "Annual Meeting") in Houston, Texas at the Company’s principal executive offices. The stockholders of the Company considered and voted upon the three proposals listed below, each of which is more fully described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on October 28, 2015. Holders of 31,194,439 shares of common stock of the Company, representing approximately 96% of the Company's issued and outstanding shares of common stock as of the October 12, 2015 record date, were present in person or by proxy at the Annual Meeting, and the final voting results with respect to each of the proposals is set forth below.
Proposal 1. Election of Directors. The Company's stockholders elected five directors to serve a one-year term expiring at the 2016 Annual Meeting of Stockholders. The results of the voting for each nominee were as follows:

Name of the Nominee	For	% of Voted	Withheld	Broker Non-Votes
Edward J. DiPaolo	25,049,666	98.8%	294,029	5,850,744
William E. Dozier	24,189,808	95.4%	1,153,887	5,850,744
Robert S. Herlin	24,761,864	97.7%	581,831	5,850,744
Kelly W. Loyd	25,090,838	99.0%	252,857	5,850,744
Gene G. Stoever	25,053,137	98.9%	290,558	5,850,744

No other person received any votes.

Proposal 2. The appointment of Hein & Associates LLP, as the Company's independent auditors for fiscal year ending June 30, 2016 was ratified.  The voting results were as follows:

For	% of Voted	Against	Abstain	Broker Non-Votes
31,013,030	99.4%	166,299	15,110	-

Proposal 3. The stockholders approved, on an advisory basis, the compensation for the Company's Named Executive Officers. The voting results were as follows:

For	% of Voted	Against	Abstain	Broker Non-Votes
24,760,617	97.7%	543,650	39,128	5,850,744

See Exhibit 99.1 for the related news release.

 Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

Exhibit 99.1	Evolution Petroleum Corporation Press Release, dated December 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation (Registrant)

December 9, 2015	By:	/s/ Randall D. Keys
Randall D. Keys
President and Chief Financial Officer